Exhibit 99.1

PRESS RELEASE                             CONTACT:         Rosemarie A Romano
June 17, 2004                                              Corporate Secretary
                                                           (203) 786-8659



    SOUTHERN CONNECTICUT BANCORP, INC. PRICES PUBLIC OFFERING OF COMMON STOCK

         New Haven, Connecticut - June 17, 2004 - Southern Connecticut Bancorp, Inc. (AMEX: SSE) (the "Company") announced today the pricing of its follow-on public offering of 1,500,000 shares of common stock at $8.50 per share. The Company's common stock began trading today on the American Stock Exchange under the ticker symbol "SSE." The Company has granted the underwriters the right to purchase up to 225,000 shares of common stock to cover over-allotments at the public offering price.

         The Company expects to receive net proceeds, assuming no exercise of the underwriters' over-allotment, of approximately $11.6 million as a result of the offering.

         A.G. Edwards and Keefe, Bruyette & Woods have acted as the managing underwriters for the proposed offering.

         This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities is made only by means of a prospectus, copies of which may be obtained by contacting A.G. Edwards, 1 North Jefferson, St. Louis, Missouri 63103, Tel: (314) 955-3000; or from Jeffrey Evans of Keefe, Bruyette & Woods, Tel: (212) 887-8908.


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